THE HARTFORD STEAM BOILER INSPECTION AND INSURANCE COMPANY
Consolidated Statements of Financial Position (Unaudited)
(In millions, except per share data)

                                                     June 30        December 31,
                                                      1994            1993
                                                    --------        --------
Assets:
        Cash                                        $   14.0        $    7.3
        Short-term investments, at cost                 35.7            53.8
        Fixed maturities, at fair value
          (cost - $168.8; $146.7)                      167.6           154.9
        Equity securities, at fair value
          (cost - $201.5; $236.8)                      226.6           290.0
                                                     --------        --------
          Total cash and invested assets               443.9           506.0



        Insurance premiums receivable                   70.6            68.5
        Engineering services receivable                 73.0            79.0
        Fixed assets                                    62.1            64.3
        Participation in pools and associations          8.6             8.4
        Prepaid acquisition costs                       28.9            30.0
        Capital lease                                   17.9            18.3
        Reinsurance recoverable                         43.7            44.5
        Other assets                                    67.4            58.9
                                                     --------        --------
          Total assets                              $  816.1        $  877.9
                                                     ========        ========

Liabilities:
        Unearned insurance premiums                 $  163.3        $  169.3
        Claims and adjustment expenses                 195.9           214.4
        Short-term borrowings                           36.2            42.7
        Long-term borrowings                             0.7             0.7
        Capital lease                                   27.8            27.7
        Deferred income taxes                           (5.4)            6.9
        Dividends payable                               10.8            10.9
        Employee stock ownership plan                    2.7             3.7
        Other liabilities                               84.4            76.9
                                                     --------        --------
          Total liabilities                            516.4           553.2
                                                     ========        ========

Shareholders' equity:
        Common Stock (stated value; shares authorized
          50.0; shares issued 21.3; shares
          outstanding 20.5; 20.5)                       10.0            10.0
        Additional paid-in capital                      34.0            33.9
        Unrealized investment gains, net of tax         18.1            44.2
        Retained earnings                              284.8           280.4
        Treasury stock, at cost; (shares .8; .8)       (39.9)          (35.7)
        Benefit plans                                   (7.3)           (8.1)
                                                     --------        --------
          Total shareholders' equity                   299.7           324.7
                                                     --------        --------
          Total liabilities and
            shareholders' equity                    $  816.1        $  877.9
                                                     ========        ========

          Shareholders' equity per share              $14.64          $15.80

See Notes to Consolidated Financial Statements.